As filed with the Securities and Exchange Commission on January 24, 2005

                                           Registration No. 333-______________

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             KRONOS WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                          76-029459
  (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                       Identification No.)

                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                                 (972) 233-1700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Robert D. Graham
                       Vice President and General Counsel
                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                                 (972) 233-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Don M. Glendenning
                                 Toni Weinstein
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000
                           (214) 740-8800 (facsimile)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to divided or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

===================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
===================================================================================================================
 Title of Each Class of                          Proposed Maximum          Proposed Maximum         Amount of
    Securities to be         Amount to be     Offering Price per Unit     Aggregate Offering     Registration Fee
       Registered           Registered (1)              (2)                   Price (3)                (4)
-------------------------- ----------------- -------------------------- ----------------------- -------------------
-------------------------- ----------------- -------------------------- ----------------------- -------------------
Debt Securities
Preferred Stock              $100,000,000               n/a                  $100,000,000            $11,770
Common Stock
Securities Warrants
===================================================================================================================

(1) The amount to be registered consists of up to $100,000,000 of an indeterminate amount of debt securities, shares of preferred stock, shares of common stock and/or securities warrants as may be sold from time to time by the Registrant. There is also being registered hereunder such currently indeterminable number of shares of common and preferred stock issuable upon the conversion of debt securities or preferred stock as appropriate, or upon exercise of securities warrants.
(2) The proposed maximum offering price per unit has been omitted pursuant to Securities Act Release No. 6964.
(3) Estimated solely for the purpose of computing the registration fee. No separate consideration will be received for common or preferred stock that is issued upon conversion of debt securities or preferred stock registered hereunder, as the case may be. (4) Calculated pursuant to Rule 457(o) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to completion, dated January 24, 2005

PROSPECTUS


                                  [KRONOS LOGO]

                             KRONOS WORLDWIDE, INC.


     By this prospectus, we may offer up to $100,000,000 of our debt securities, shares of preferred stock, shares of common stock and warrants. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

     You should carefully consider the risks set forth under "Risk Factors" starting on page 1 of this prospectus.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. None of those authorities has determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. The section entitled "Plan of Distribution" below also provides more information on this topic.
















               The date of this prospectus is ____________, 2005.

                                TABLE OF CONTENTS

                                                                  Page

THE COMPANY ........................................................1

RISK FACTORS .......................................................1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS .........7

USE OF PROCEEDS ....................................................9

DESCRIPTION OF CAPITAL STOCK .......................................9

DESCRIPTION OF WARRANTS ...........................................12

DESCRIPTION OF DEBT SECURITIES ....................................12

PLAN OF DISTRIBUTION ..............................................13

WHERE YOU CAN FIND MORE INFORMATION ...............................14

LEGAL MATTERS .....................................................15

EXPERTS ...........................................................15

                                   THE COMPANY

     We are one of the leading global producers and marketers of value-added titanium dioxide pigments ("TiO2"). Our TiO2 products are sold under the widely recognized Kronos brand name and are utilized in a diverse range of customer applications and end-use markets, including coatings, plastics, paper and other industrial and consumer markets. Our broad range of over 40 TiO2 pigment products are "quality-of-life" products that significantly enhance the key characteristics of our customers' end-products by imparting whiteness, brightness and opacity. We serve over 4,000 customers located in over 400 countries from our production facilities located in Europe and North America.

     Our executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and our telephone number is (972) 233-1700.

                                  RISK FACTORS

     The following sets forth the most significant factors that make an investment in our securities speculative or risky. You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus or any prospectus supplement before making a decision to invest in our securities.

     Demand for, and prices of, our products are cyclical and we may experience prolonged depressed market conditions for our products, which may result in reduced earnings and/or operating losses.

     Substantially all of our revenue is attributable to sales of TiO2 pigments. Pricing within the global TiO2 industry over the long term is cyclical, and changes in industry economic conditions, especially in Western industrialized nations, can significantly impact our earnings and operating cash flows. During periods when prices are declining for TiO2, we may experience reduced earnings and/or generate operating losses, which may in turn adversely affect our ability to repay our debt securities and pay interest or dividends on our securities and may also reduce the prices of our securities.

     Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of lower demand and/or capacity additions, resulting in oversupply and declining prices and profit margins. Our average TiO2 selling prices were generally: (i) decreasing during all of 2001 and the first quarter of 2002, (ii) flat during the second quarter of 2002, (iii) increasing during the last half of 2002 and the first quarter of 2003, (iv) flat during the second quarter of 2003, (v) decreasing during the second half of 2003 and the first quarter of 2004, (vi) flat during the second quarter of 2004 and
(vii) increasing during the third quarter of 2004. Our overall average TiO2 selling prices in billing currencies:

o    decreased by 9% during 2002 as compared to 2001;

o    increased by 3% in 2003 as compared to 2002; and

o decreased by 3% in the first nine months of 2004 as compared to the same period in 2003.

     Future growth in the worldwide supply for TiO2 could exceed growth in worldwide demand for TiO2., and downward pressures on selling prices could result during such periods of excess supply.

     The demand for TiO2 during a given year is also subject to annual seasonal fluctuations. TiO2 sales are generally higher in the first half of the year than in the second half of the year due in part to the increase in paint production in the spring to meet the spring and summer painting season demand.

As a global business, we are exposed to local business risks in different countries, which could result in operating losses.

     We conduct a substantial portion of our business in several jurisdictions outside of the United States and are subject to risks normally associated with international operations. Risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, seizures, nationalizations, compliance with a variety of foreign laws, including tax laws, and the difficulty in enforcing agreements and collecting receivables through foreign legal systems, all of which may expose us to risk of loss, which may in turn adversely affect our ability to repay our debt securities and pay interest or dividends on our securities and may also reduce the prices of our securities.

We may incur losses from fluctuations in currency exchange rates.

     We are exposed to risks related to the prices that we receive for our products and the need to convert currencies that we may receive for some of our products into currencies required to pay some of our debt, or into currencies in which we purchase certain raw materials or pay for certain services and other liabilities, all of which could result in future foreign currency transaction gains or losses depending on fluctuations in exchange rates. These losses may reduce our ability to repay our debt securities and pay interest or dividends on our securities and may also reduce the prices of our securities.

We sell our products in a mature and highly competitive industry and face price pressures in the markets in which we operate, which may result in reduced earnings or operating losses.

     The global markets in which we operate our business are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because their costs are lower than ours. In addition, some of our competitors' financial, technological and other resources may be greater than ours, and such competitors may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Further, consolidation of our competitors or customers in any of the industries in which we compete may result in reduced demand for our products. The recurrence of any of these events could have a material adverse effect on our results of operations, which may in turn adversely affect our ability to repay our debt securities and pay interest or dividends on our securities and may also reduce the prices of our securities.

We have substantial debt that we may be unable to service and that restricts our activities, which could adversely affect our ability to meet our obligations or to pay interest or dividends on our securities.

     As of September 30, 2004, our total consolidated debt was approximately $550.5 million, consisting of (i) $350.2 million of Senior Secured Notes (equivalent to euro 285 million) issued by Kronos International, Inc. ("KII"), our wholly-owned subsidiary that conducts our operations in Europe, (ii) $200 million of notes payable to affiliates and (iii) $348,000 of other indebtedness. During October and November 2004, we repaid our $200 million of notes payable to affiliates, primarily using available funds on hand and funds obtained from KII's issuance of an additional euro 90 million of its Senior Secured Notes. Also as of September 30, 2004, we could incur additional debt of approximately $144 million under our subsidiaries' credit facilities, subject to certain limitations. Our current and future level of debt could have important consequences to you that may result in reducing our ability to pay interest or dividends on our securities and reducing the prices of our securities, including:

     o increasing our vulnerability to adverse general economic and industry conditions;

     o requiring that a substantial portion of our cash flow from operations be used for the payment of interest on our debt, therefore reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

     o    limiting  our ability to obtain  additional  financing  to fund future
          working  capital,  capital  expenditures,   acquisitions  and  general
          corporate requirements;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     o placing us at a competitive disadvantage relative to other less leveraged competitors.

Higher costs or limited availability of our raw materials may decrease our liquidity, which may decrease our ability to repay our debt securities and pay interest or dividends on our securities.

     The number of sources for, and availability of, certain raw materials is specific to the particular geographical region in which a facility is located. We purchase titanium-bearing ores from three suppliers in different countries under multiple-year agreements. Political and economic instability in the countries from which we purchase our raw material supplies could adversely affect the availability of such feedstock. Should our vendors not be able to meet their contractual obligations or should we be otherwise unable to obtain necessary raw materials, we may incur higher costs for raw materials or may be required to reduce production levels, either of which may decrease our liquidity, which may in turn adversely affect our ability to repay our debt securities and pay interest or dividends on our securities and may also reduce the prices of our securities.

Our principal stockholder is in a position to affect our ongoing operations, corporate transactions and other matters, which could reduce the prices of our securities.

     As of January 24, 2005, Valhi, Inc. ("Valhi"), Tremont LLC, a wholly-owned subsidiary of Valhi, and NL Industries, Inc. ("NL"), a majority-owned subsidiary of Valhi, owned a total of approximately 93% of the voting power of our common stock. Each of Valhi, Tremont and NL may be deemed to be controlled by Mr. Harold C. Simmons. As a result, Mr. Simmons may be able to determine the outcome of all corporate actions requiring stockholder approval. Any exercise by Mr. Simmons of his control rights may be in his own best interest but may not be in the best interest of us and our other stockholders, although, as a director, Mr. Simmons owes fiduciary duties of good faith and fair dealing to all of our stockholders.

     Mr. Simmons' ability to control us may also make investing in our securities less attractive. These factors in turn may reduce the prices of our securities.

     For example, Mr. Simmons may control decisions with respect to:

     o    the election and removal of our directors;

     o    mergers or other business combinations involving us;

     o    future issuances of our securities; and

     o    amendments to our certificate of incorporation and by-laws.

Our interests may conflict with those of Mr. Simmons and our other affiliates with respect to past and ongoing business relationships, and because of our affiliates' controlling ownership, we may not be able to resolve these conflicts on terms commensurate with those possible in arms-length transactions.

     We may not be able to resolve any potential conflicts with our affiliates and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. Although we have independent non-employee directors serving on our board of directors, a majority of the members of our board of directors also serve on the board of directors of certain of our affiliates. Currently, two of our non-employee directors do not serve on the board of directors of our affiliates, and these non-employee directors will generally resolve any conflicts of interests that may arise between us, on one hand, and our affiliates, on the other hand. Certain of our executive officers also serve as executive officers of certain of our affiliates.

     Furthermore, under intercorporate service agreements between our affiliates and us, such affiliates provide certain management, financial and administrative services to us on a fee basis. These fees were $3.5 million in 2001 and $3.7 million in each of 2002 and 2003, and $4.4 million in 2004. These circumstances could create potential conflicts of interest when our directors and management are faced with decisions that could have different implications for us, on one hand, and our affiliates, on the other hand. Examples of these types of decisions might include the resolution of disputes arising out of the agreements governing the provision of services to us, our issuance of additional securities, our payment of dividends, the pursuit of specific business opportunities available to us or other circumstances in which there are adverse interests.

     Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us. No specific procedures are in place that govern the treatment of transactions among us and related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities. If these costs or liabilities are significant, our ability to repay our debt securities and pay interest or dividends on our securities and the prices of our securities may decrease.

     We are subject to extensive laws, regulations, rules and ordinances relating to the protection of the environment, including those governing the discharge of pollutants in the air and water and the generation, management and disposal of hazardous substances and wastes or other materials. We may incur substantial costs, including fines, damages and criminal penalties or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. Some of our operating facilities are in densely populated urban areas or in industrial areas adjacent to other operating facilities. In the event of an accidental release or catastrophic incident, we could incur material costs as a result of addressing such an event and in implementing measures to prevent such incidents. Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities or substantial fines, penalties, damages or other costs, including as a result of private litigation.

     Our production facilities have been used for a number of years to manufacture products or conduct mining operations. We may incur additional costs related to compliance with environmental laws applicable to our historic operations and these facilities. In addition, we may incur significant expenditures to comply with existing or future environmental laws. Costs relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of promulgation and enforcement of specific standards that impose requirements on our operations. Costs beyond those currently anticipated may be required under existing and future environmental laws.

Covenant restrictions may prevent us from capitalizing on business opportunities and taking some actions that otherwise might be in the best interests of our securityholders.

     Compliance by our subsidiaries' with their obligations under various financing arrangements, or a breach of these obligations, may reduce our ability to pay interest or dividends on our securities and may also reduce the prices of our securities. The financing arrangements contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. In addition, these financing arrangements may require our subsidiaries to maintain specified financial ratios and satisfy certain financial tests, which may require that action be taken to reduce debt or to act in a manner contrary to our long-term business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and satisfy certain financial covenants. A breach of any of these covenants would result in a default under one or more of these financing arrangements, in which event the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

     These covenants, among other things, restrict our subsidiaries' ability to:

     o    borrow money, pay dividends or interest or make distributions;

     o    purchase or redeem stock;

     o    make investments and extend credit;

     o    engage in transactions with affiliates;

     o    engage in sale-leaseback transactions;

     o    freely distribute the proceeds from certain asset sales;

     o effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

     o    create liens on our assets.

Our business may not generate cash flow from operations or have adequate access to credit facilities in amounts sufficient to enable us to pay interest or dividends on our securities, to repay our debt securities or to fund other liquidity needs.

     We may not be able to make interest or dividend payments on our securities, to make payments on and refinance our debt or to fund planned capital expenditures if we do not generate adequate cash flow, all of which may in turn reduce the prices of our securities. To some extent, our ability to generate cash flow from operations is subject to general economic, financial, competitive, legislative and regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our subsidiaries' credit facilities in the future will depend on these subsidiaries' ability to maintain specified financial ratios and satisfy certain financial covenants contained in the credit agreements. Also, we may need to refinance all or a portion of our debt before maturity, and it is likely that we will need to refinance all or a portion of our debt on maturity. The European revolving credit facility and our U.S. subsidiaries' credit facility both mature in 2005, while the Canadian credit facility matures in 2009. We may not be able to refinance any of our debt on favorable terms, if at all, which would increase the risk that we may not have sufficient cash to pay interest or dividends on our securities.

     If our patents are declared invalid or our trade secrets become known to competitors, our ability to compete may be adversely affected.

     Protection of our proprietary processes and other technology is important to our competitive position. Consequently, we rely on judicial enforcement for protection of our patents, and our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could result in decreasing our cash flows, which could adversely affect our ability to pay interest or dividends on our securities and the prices of our securities. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have the same effects.

     We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although it is our practice to enter into confidentiality agreements to protect our intellectual property, because these confidentiality agreements may be breached, such agreements may not provide sufficient protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means.

Loss of key personnel or our ability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

     Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. We generally do not have binding employment agreements with any of these managers. This increases the risks that we may not be able to retain our current management personnel and we may not be able to recruit qualified individuals to join our management team, including recruiting qualified individuals to replace any of our current personnel that may leave in the future.

Our relationships with our union employees could deteriorate, which could adversely impact our operations, which may in turn adversely impact our ability to repay our debt securities, pay interest or dividends on our securities and the prices of our securities.

     As of September 30, 2004, we employed approximately 2,370 full-time persons. A significant number of our non-U.S. employees are subject to arrangements similar to collective bargaining arrangements. We may not be able to negotiate labor agreements with respect to these employees on satisfactory terms or at all. If our employees were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations or higher ongoing labor costs, which could adversely affect our ability to pay interest or dividends on our securities and the prices of our securities. In addition, if our other employees were to become unionized, we could experience a disruption of our operations and incur higher ongoing labor costs, which could have similar adverse affects.

It may be difficult for a third party to acquire us, which could discourage or prevent a change of control or merger transaction.

     As of January 24, 2005, parties related to us owned approximately 93% of the voting power of our common stock. For as long as our affiliates own a majority of our common stock, a takeover of our company will require their approval.

     In addition, provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this prospectus relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus and those described from time to time in our other filings with the SEC including, but not limited to, the following:

     o    future supply and demand for our products;

     o    the cyclicality of our businesses;

     o customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

     o changes in raw material and other operating costs (such as energy costs);

     o    the possibility of labor disruptions or shortages in raw materials;

     o general global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);

     o    competitive products and substitute products;

     o    customer and competitor strategies;

     o    the impact of pricing and production decisions;

     o    competitive technology positions;

     o    the introduction of trade barriers;

     o fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar);

     o    operating  interruptions   (including,   but  not  limited  to,  labor
          disputes, leaks, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);

     o    our ability to renew or refinance credit facilities;

     o the ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;

     o environmental matters (such as those requiring emission and discharge standards for existing and new facilities);

     o the ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria (such as our ability to utilize the benefit of our German net operating loss carryforwards);

     o    government laws and regulations and possible changes therein;

     o    the ultimate resolution of pending litigation; and

     o    possible future litigation.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes. Those purposes include, but are not limited to, the repayment or refinancing of debt, capital expenditures, working capital and other acquisition of assets.

     Other than for general corporate purposes, we will describe any proposed use of proceeds in a supplement to this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share. At January 1, 2005, 48,946,049 shares of our common stock were outstanding and held by approximately 5,300 holders of record.

     The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to our First Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and our Amended and Restated Bylaws (the "Bylaws") and to Delaware corporate law.

Common Stock

     Voting Rights

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, at a meeting at which a quorum is present, all matters on which stockholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the Certificate of Incorporation must be approved by holders of a majority of all outstanding shares of common stock.

     Dividends

     Holders of common stock will share ratably in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

     Other Rights

     In the event of any merger or consolidation of us with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     If we are liquidated, dissolved or wound up after payment to creditors, we will pay the full amounts required to be paid to holders of shares of any outstanding preferred stock before we make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to these holders, after all of our other creditors and preferred stockholders have been satisfied.

     No shares of our common stock may be redeemed. Holders of shares of our common stock do not have any preemptive rights to purchase additional shares of our common stock.

Preferred Stock

     We may issue up to 100,000 shares of preferred stock in one or more classes or series and with the terms of each class or series stated in the board of director's resolutions providing for the designation and issuance of that class or series. The Certificate of Incorporation authorizes our board of directors to determine the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions pertaining to each class or series of preferred stock that we issue.

     We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized shares of our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires shareholder approval in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If stockholder approval is not required for the issuance of shares of preferred or common stock, our board of directors may determine not to seek stockholder approval.

Provisions That May Have an Anti-Takeover Effect

     Some provisions of the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

     Board of Directors

     The Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the board of directors or pursuant to the action of the stockholders. In addition, the Certificate of Incorporation and the Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office.

     Amendments to the Certificate of Incorporation and Bylaws

     The Certificate of Incorporation generally provides that the Bylaws and certain provisions of the Certificate of Incorporation may be altered, amended or repealed by the affirmative vote of the holders of at least a majority of our securities entitled to vote in the election of directors. The Bylaws may be altered, amended or repealed by a majority vote of our board of directors or our stockholders.

     Preferred Stock

     Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of us. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

     Advance Notice Provisions for Stockholder Proposals or Director Nominations

     For stockholder proposals or director nominations to be brought before an annual meeting of stockholders, the Bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices no later than 45 days prior to the earlier of the date (as if in the current year) on which notice of the date of the last annual meeting was mailed or public disclosure of the date the meeting was made. If we did not mail or publicly disclose the date of the last annual meeting or we have moved the date of the annual meeting by 30 days from the date of the last annual meeting (as if in the current year), the stockholder proposal or nomination must be delivered or mailed to our principal executive offices no later than 120 days prior to the meeting. With respect to an election of directors to be held at a special meeting of stockholders, stockholder director nominations must be delivered or mailed to our principal executive offices no later than the tenth day following the date on which notice of such meeting is first given to stockholders.

Liability and Indemnification of Directors and Officers

     Delaware General  Corporation Law, the Certificate of Incorporation and the
Bylaws  contain   provisions   relating  to  the  limitation  of  liability  and
indemnification of our directors and officers.

     The Certificate of Incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under Delaware corporate law, as the same exists or may be amended to further limit or eliminate such liability. Existing Delaware law permits the elimination or limitation of directors' personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

     o    any breach of a director's duty of loyalty to us or our stockholders;

     o    acts  or  omissions  not  in  good  faith  or  involving   intentional
          misconduct or a knowing violation of law;

     o any transaction from which a director derived improper personal benefit;

     o    the unlawful payment of dividends; and

     o    unlawful stock repurchases or redemptions.

     Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director's conduct.

     The Certificate of Incorporation provides as follows:

     o we must, to the fullest extent permitted by law, indemnify any and all of our officers and directors;

     o we may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors, indemnify all other persons; and

     o we may advance expenses to all persons to whom we have the power to indemnify.

     The Bylaws provide as follows:

     o we must indemnify our directors and officers to the fullest extent permitted under Delaware law;

     o we must advance reasonable expenses (including attorneys' fees) of a director or officer for an indemnifiable claim upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized in the Bylaws;

     o if we receive a claim for indemnification of expenses of an indemnifiable claim and do not pay the claim within 30 days of its receipt, the claimant may bring suit to recover the unpaid amount and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim; and

     o we may grant rights of indemnification and advancement of expenses to any person who is not at the time our current director or officer.

     Additionally, we have in effect directors and officers liability insurance.

Stockholder Approval of Certain Business Combinations

     In the Certificate of Incorporation, we have expressly elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a Delaware corporation from engaging in certain business combinations with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. Because we have elected not to be governed by
Section 203, Section 203 will not apply to us.

Transfer Agent

     The transfer agent and registrar for our common stock is EquiServe Trust Co., N.A.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with debt securities, preferred stock or common stock or attached to or separate from the offered securities. We may issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent. The warrant agent would act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders.

     This summary of some of the provisions of the warrants is not complete. You should refer to the provisions of any warrant agreement that will be filed with the SEC as part of the offering of any warrants. We may also describe the provisions of any warrant agreement in a supplement to this prospectus. To obtain a copy of such document, see "Where You Can Find More Information" beginning on page 14.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities may be issued under an indenture between us and a bank or trust company as trustee. The trustee would act solely as our agent in connection with the debt securities and will not act for or on behalf of debt holders.

     This summary of some of the provisions of the debt securities is not complete. You should refer to the provisions of any indenture that may be filed with the SEC as part of the offering of any debt securities. We may also describe the provisions of any indenture in a supplement to this prospectus. To obtain a copy of such documents, see "Where You Can Find More Information" beginning on page 14.

                              PLAN OF DISTRIBUTION

     We may offer securities directly or through underwriters, dealers or agents. A supplement to this prospectus would identify those underwriters, dealers or agents and describe the plan of distribution, including commissions to be paid. If we do not name a firm in such supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission.

     An underwriting agreement will entitle the underwriters to indemnification against specified civil liabilities under the federal securities laws and other laws. The underwriters' obligations to purchase securities may be subject to specified conditions and generally would require them to purchase all of the securities if any are purchased. Unless otherwise noted in a supplement to this prospectus, the securities would be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.

     We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time. We may also offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning that they are not obligated to purchase securities. Dealers and agents may be entitled to indemnification as underwriters by us against some liabilities under the federal securities laws and other laws.

     We or the underwriters or the agent may solicit offers by institutions approved by us to purchase securities under contracts providing for further payment. Permitted institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Certain conditions apply to those purchases.

     An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in any activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue those activities at any time.

     A supplement or pricing supplement, as applicable, will generally set forth the anticipated delivery date of the securities being sold at that time.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. In addition, you may read and copy our SEC filings at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     We maintain a website on the Internet with the address of www.kronostio2.com. Copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, and any amendments thereto, are or will be available free of charge at such website as soon as reasonably practical after they are filed with the SEC. Additional information regarding us, including our audit committee charter, our code of business conduct and ethics and our corporate governance guidelines, can also be found at this website as required. Information contained on our website is not part of this prospectus.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 001-31763) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     o    Annual Report on Form 10-K for the year ended December 31, 2003;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

     o Current Reports on Form 8-K filed on August 6, 2004, September 7, 2004, November 9, 2004, November 18, 2004, November 19, 2004 and November 24, 2004.

     You may request a copy of these filings at no cost by writing or telephoning Robert D. Graham, Vice President and General Counsel, at the following address and telephone number:

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                                 (972) 233-1700

     You should rely only on the information incorporated by reference or provided in this prospectus or in the supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  LEGAL MATTERS

     Unless otherwise noted in a supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus.

                                     EXPERTS

     The consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

SEC Registration Fee.........................................$  11,770
Printing and Engraving Costs.................................   10,000
Accounting Fees and Expenses.................................   10,000
Legal Fees and Expenses......................................   10,000
Miscellaneous................................................    8,230
                                                              --------
Total........................................................  $50,000
                                                              ========

ITEM 15..INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporate Law (the "DGCL") permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Registrant's First Amended and Restated Certificate of Incorporation provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the DGCL contains provisions permitting Delaware corporations to indemnify their directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) in the case of a criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum,
(c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The amended and restated bylaws (the "Bylaws") of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL from and against all expenses (including attorneys' fees), liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the registrant. The Bylaws also provide that the registrant may indemnify any person who is not at the time a current director or officer of the registrant to the fullest extent permitted by the DGCL. As provided in the Bylaws, reasonable expenses (including attorneys' fees) incurred by a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by reason of his or her status as a director or officer of the registrant or services rendered by such persons in such capacities or otherwise at the request of the registrant shall be paid by the registrant in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized in the Bylaws.

ITEM 16..EXHIBITS.

1.1*      Form of Underwriting Agreement for Debt Securities

1.2*      Form of Underwriting Agreement for Equity Securities

3.1 First Amended and Restated Certificate of Incorporation of Kronos Worldwide, Inc. - incorporated by reference to Exhibit 3.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

3.2 Amended and Restated Bylaws of Kronos Worldwide, Inc. - incorporated by reference to Exhibit 3.2 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.1*      Form of Indenture

4.2       Form of common  stock  certificate  -  incorporated  by  reference  to
          Exhibit 4.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.3*      Form of Certificate of Designation of Preferred Stock

4.4*      Form of preferred stock certificate

4.5*      Form of Securities Warrant Agreement

5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

24.1      Power of Attorney (included on signature page)

25.1*     Statement of Eligibility of Trustee
---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the securities.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby further undertakes to supplement the applicable prospectus supplement, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trust managers, directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 24 day of January, 2005.

                             KRONOS WORLDWIDE, INC.

                    By: /s/ Gregory M. Swalwell
                        -------------------------------------------
                        Gregory M. Swalwell
                        Vice President, Finance and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory M. Swalwell, James W. Brown and Robert D. Graham, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                              Title and Capacity                            Date

/s/ Harold C. Simmons                    Chairman of the Board and Chief Executive
------------------------------------
Harold C. Simmons                        Officer                                       January 24, 2005
                                         (Principal Executive Officer)

/s/ Steven L. Watson                     Vice Chairman of the Board                    January 24, 2005
------------------------------------
Steven L. Watson

/s/ Keith R. Coogan                      Director                                      January 24, 2005
------------------------------------
Keith R. Coogan

/s/ C. H. Moore, Jr.                     Director                                      January 24, 2005
------------------------------------
 C. H. Moore, Jr.

/s/ George E. Poston                     Director                                      January 24, 2005
------------------------------------
George E. Poston

/s/ Glenn R. Simmons                     Director                                      January 24, 2005
------------------------------------
Glenn R. Simmons

/s/ R. Gerald Turner                     Director                                      January 24, 2005
------------------------------------
R. Gerald Turner

/s/ Gregory M. Swalwell                  Vice President, Finance and Chief Financial   January 24, 2005
------------------------------------
Gregory M. Swalwell                      Officer
                                         (Principal Financial Officer)

                                      II-4

/s/ James W. Brown                       Vice President and Controller                 January 24, 2005
------------------------------------
James W. Brown                           (Principal Accounting Officer)

                                  EXHIBIT INDEX

Exhibit
Number            Exhibit

1.1*      Form of Underwriting Agreement for Debt Securities

1.2*      Form of Underwriting Agreement for Equity Securities

3.1 First Amended and Restated Certificate of Incorporation of Kronos Worldwide, Inc. - incorporated by reference to Exhibit 3.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

3.2 Amended and Restated Bylaws of Kronos Worldwide, Inc. - incorporated by reference to Exhibit 3.2 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.1*      Form of Indenture

4.2       Form of common  stock  certificate  -  incorporated  by  reference  to
          Exhibit 4.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.3*      Form of Certificate of Designation of Preferred Stock

4.4*      Form of preferred stock certificate

4.5*      Form of Securities Warrant Agreement

5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto)

24.1      Power of Attorney (included on signature page)

25.1*     Statement of Eligibility of Trustee
---------------
* To be filed by amendment or incorporated by reference in connection with the offering of the securities.